UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2023

Cardiff Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission File Number)	IRS Employer
of incorporation or organization)		Identification No.)

11055 Flintkote Avenue
San Diego, CA 92121
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	CRDF	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, Cardiff Oncology, Inc. (the “Company”) appointed Dr. Fairooz Kabbinavar as Chief Medical Officer of the Company and entered into an employment agreement with Dr. Kabbinavar on January 31, 2023 (the “Kabbinavar Employment Agreement”).

Under the terms of the Kabbinavar Employment Agreement, Dr. Kabbinavar is entitled to receive an annual base salary of $480,000 and an annual performance bonus with a target amount equal to 45% of his annual base salary based upon the Board’s assessment of Dr. Kabbinavar’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Kabbinavar Employment Agreement, Dr. Kabbinavar was also granted a non-qualified option to purchase 425,000 shares of our common stock with an exercise price of $1.75 per share. The options were granted as inducement grants in accordance with Nasdaq Listing Rule 5635(c)(4). 25% of the shares subject to the option will vest on January 30, 2024 and the remaining shares vest in 36 equal monthly installments thereafter, subject to Dr. Kabbinavar’s continued service. In addition, the Kabbinavar Employment Agreement contains non-competition and non-solicitation provisions.

Pursuant to the terms of the Kabbinavar Employment Agreement, if Dr. Kabbinavar’s employment is terminated by the Company for cause or as a result of Dr. Kabbinavar’s death or permanent disability, or if Dr. Kabbinavar terminates his employment agreement voluntarily, Dr. Kabbinavar will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid through the date of his termination, and (iii) all business expenses reasonably and necessarily incurred by Dr. Kabbinavar prior to the date of termination. If Dr. Kabbinavar’s employment is terminated by the Company without cause or by Dr. Kabbinavar for good reason, Dr. Kabbinavar will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Dr. Kabbinavar of his employment voluntarily, in addition to (provided that Dr. Kabbinavar executes a written release with respect to certain matters) a severance payment equal to his base compensation for 12 months from the date of termination and the bonus and any benefits that Dr. Kabbinavar would be eligible for during such 12 month period.

In addition, if Dr. Kabbinavar’s employment is terminated: (a) by the Company without cause within 12 months prior to a change of control (as defined in the Kabbinavar Employment Agreement) that was pending during such 12 month period, (b) by Dr. Kabbinavar for good reason within 12 months after a change of control, or (c) by the Company without cause at any time upon or within 12 months after a change of control, Dr. Kabbinavar will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Dr. Kabbinavar of his employment voluntarily, in addition to the severance payments due if Dr. Kabbinavar’s employment is terminated by the Company without cause or by Dr. Kabbinavar for good reason, and all of Dr. Kabbinavar’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

There are no arrangements or understandings between Dr. Kabbinavar and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Dr. Kabbinavar and any of the Company’s other directors or executive officers.

The foregoing description of the Kabbinavar Employment Agreement is not complete and is qualified in its entirety by reference to the Kabbinavar Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On February 2, 2023, the Company issued a press release announcing the appointment of Dr. Kabbinavar as Chief Medical Officer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Employment Agreement dated January 31, 2023 by and between Dr. Fairooz Kabbinavar and Cardiff Oncology, Inc.
99.1	Press Release of Cardiff Oncology, Inc. dated February 2, 2023

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         February 2, 2023

CARDIFF ONCOLOGY, INC.

By:	/s/ Mark Erlander
Mark Erlander
Chief Executive Officer

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